Exhibit 99.1

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share amounts)

	For the Year Ended December 31, 2007
	(Audited)	(Unaudited)
	As Reported	Adjustment (1)	Reclassified
REVENUE:
Tuition and registration fees	$1,595,326	$115,829	$1,711,155
Other	79,556	5,023	84,579

Total revenue	1,674,882	120,852	1,795,734

OPERATING EXPENSES:
Educational services and facilities	593,659	70,032	663,691
General and administrative	876,801	75,384	952,185
Depreciation and amortization	78,183	—	78,183
Goodwill and asset impairment	5,821	30,944	36,765

Total operating expenses	1,554,464	176,360	1,730,824

Operating income	120,418	(55,508)	64,910

OTHER INCOME (EXPENSE):
Interest income	18,948	(1)	18,947
Interest expense	(1,185)	20	(1,165)
Share of affiliate earnings	4,735	—	4,735
Miscellaneous income (expense)	761	(19)	742

Total other income, net	23,259	—	23,259

Income from continuing operations before provision for income taxes	143,677	(55,508)	88,169
PROVISION / (BENEFIT) FOR INCOME TAXES	48,175	(19,559)	28,616

INCOME FROM CONTINUING OPERATIONS	$95,502	$(35,949)	$59,553
DISCONTINUED OPERATIONS:
Loss from discontinued operations, net of income tax benefit	(35,949)	35,949	—

NET INCOME	$59,553	$—	$59,553

NET INCOME PER SHARE - DILUTED:
Income from continuing operations	$1.01	$(0.38)	$0.63
Loss from discontinued operations	(0.38)	0.38	—

Net income	$0.63	$—	$0.63

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING:	94,407	—	94,407

(1)	In February 2008, the Company announced plans to teach-out all programs at nine of the eleven campuses previously held for sale. The remaining two campuses will be converted to Sanford-Brown schools. As the eleven campuses are no longer being held for sale, the results of operations will be reflected within continuing operations. This adjustment reclassifies the results of operations of these eleven campuses from discontinued operations into continuing operations.